Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

June 15, 2011

U.S. Securities and Exchange Commission

100 F. Street, NE

Washington, DC 20549-7561

Re: Mojo Ventures, Inc. -- SEC File No. 333-148190

Dear Ladies and Gentlemen:

We have read the statements of Mojo Ventures, Inc. (the “Company”) in Item 4.01 on Form 8-K/A Amendment No. 1 dated June 9, 2011 and we are in agreement with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC